                                                                      EXHIBIT 11

                        COMPUTER TASK GROUP, INCORPORATED

                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                  UNDER THE TREASURY STOCK METHOD SET FORTH IN
               STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128
                              "EARNINGS PER SHARE"

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                               QUARTER ENDED         THREE QUARTERS ENDED
                                                           SEPT. 27,   SEPT. 28,     SEPT. 27,    SEPT. 28,
                                                              2002        2001          2002        2001*
                                                           ---------   ---------     ---------    --------

Weighted-average number of shares
    outstanding during period                                16,575       16,443          16,555     16,415
Add Common Stock equivalents -
     incremental shares under stock option plans                238            -             383          -
                                                             ------       ------          ------     ------

Number of shares on which diluted
    earnings per share is based                              16,813       16,443          16,938     16,415
                                                            =======       ======          ======     ======

Net income (loss) for the period                            $   141      $   182        $(35,777)   $(2,555)
                                                            =======      =======        ========    =======

Diluted income (loss) per share                             $  0.01      $  0.01        $  (2.11)   $ (0.16)
Basic income (loss) per share                               $  0.01      $  0.01        $  (2.16)   $ (0.16)



* As the Company had a net loss from continuing operations for the period presented, the number of incremental shares under the Company's stock option plans is considered to be zero as the inclusion of such shares would cause the diluted loss per share calculation to be anti-dilutive.













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